EXHIBIT 99.1

Exponent Reports Second Quarter 2022 Financial Results

MENLO PARK, Calif., July 28, 2022 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the second quarter of fiscal year 2022 ended July 1, 2022.

“Exponent delivered solid second quarter results, advancing our long-term strategy and reinforcing our strong financial position. Our business model continues to demonstrate our resiliency, as evidenced by the demand we are experiencing across the business for our multidisciplinary capabilities,” commented Dr. Catherine Corrigan, President and Chief Executive Officer. “We remain committed to growing our world-class team, and the velocity of new starts has increased since the beginning of the year. This trend underscores our ability to attract the highest caliber engineering and scientific talent to bolster our diverse team.”

“During the quarter, our client relationships diversified and deepened as growth continued across several industries, including the consumer products, chemicals, automotive and life sciences sectors. On the proactive side, our asset integrity and risk assessments with utilities and energy storage-related work continued to be strong, in addition to machine learning data studies. Among our reactive services, litigation-related work was robust and we saw increased demand for our services related to product safety and recalls,” continued Dr. Corrigan. “Moving into the back half of the year, Exponent will continue to leverage our core competencies as we strengthen client relationships, expand our reputation and continue to bring new talent to the firm.”

Second Quarter Financial Results

Total revenues and revenues before reimbursements for the second quarter of 2022 increased 8.7% to $130.3 million and 5.1% to $118.2 million as compared to $119.9 million and $112.5 million in the second quarter of 2021, respectively.

Net income increased to $25.8 million, or $0.49 per diluted share, in the second quarter of 2022, as compared to $25.4 million, or $0.48 per diluted share, in the same period of 2021. The tax benefit for the classification of tax adjustments associated with share-based awards was immaterial in the second quarters of 2022 and 2021. Exponent’s consolidated tax rate was 27.3% in the second quarter of 2022, as compared to 26.7% for the same period in 2021.

EBITDA1 increased to $37.1 million, or 31.4 % of net revenues, in the second quarter of 2022, as compared to $36.3 million, or 32.3% of net revenues, in the second quarter of 2021.

Year to Date Financial Results

Total revenues and revenues before reimbursements for the first half of 2022 increased 9.5% to $258.8 million and 6.3% to $236.1 million, respectively, as compared to $236.4 million and $222.0 million in same period one year ago.

Net income decreased to $55.4 million, or $1.05 per diluted share, in the first half of 2022, as compared to $56.2 million, or $1.06 per diluted share, in the same period of 2021. The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first half of 2022 was $6.0 million, as compared to $8.8 million in the first half of 2021.  Inclusive of the tax benefit, Exponent’s consolidated tax rate was 18.9% in the first half of 2022, as compared to 13.2% for the same period last year.

EBITDA1 increased to $71.5 million, or 30.3% of net revenues, in the first half of 2022, as compared to $68.1 million, or 30.6% of net revenues, in the first half of 2021.

At the close of the period, the Company had $165.6 million in cash and cash equivalents. For the first half of 2022, Exponent paid $24.9 million in dividends and repurchased $111.8 million of common stock. As of July 2, 2022, Exponent had $106.6 million remaining on the share repurchase authorization.

Business Overview

Exponent’s engineering and other scientific segment represented 83% of the Company’s net revenues in the second quarter of 2022. Net revenues in this segment increased 7% in the second quarter as compared to the prior year period. Growth during the quarter remained broad-based, with continued strong demand for Exponent's services across the utilities, consumer products, automotive and life sciences sectors.

Exponent’s environmental and health segment represented 17% of the Company’s net revenues in the second quarter. Net revenues in this segment decreased 3% in the second quarter, compared to the same period in the prior year. The decline during the quarter was primarily driven by the negative impact from foreign currency exchange rates as well as investments in recruiting and marketing on the health side.

Business Outlook

“Demand for our multidisciplinary services continues to grow as our offerings and markets expand. We are pleased with the momentum we are seeing on the hiring front, which we anticipate will accelerate in the second half of the year,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

For the third quarter of 2022, as compared to the same period one year prior, Exponent anticipates:

  Revenues before reimbursements to grow in the mid-single digits; and,
  EBITDA1 margin to decrease 300 to 375 basis points.

For the full year 2022, we are maintaining our revenue guidance and improving our margin guidance. Exponent now anticipates:

  Revenues before reimbursements to grow in the mid- to high-single digits; and,
  EBITDA1 margin to decrease 150 to 200 basis points.

“For over 55 years, Exponent has been committed to the advancement of science through our work for clients and our contributions to the broader scientific community. As society continues to raise the bar on expectations for safety, health and environmental sustainability, we will empower our clients with the data and breakthrough insights they need to solve profoundly unique challenges. Exponent remains well-positioned to build upon our growth trajectory as our clients' needs evolve and complexity increases, which will drive long-term shareholder value and profitability,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, July 28, 2022, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (323) 701-0225 or (888) 394-8218. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (719) 457-0820 or (888) 203-1112 and entering passcode 2258955#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. When used in this document and in the documents incorporated herein by reference, the words “intend,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading “Risk Factors” and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended July 1, 2022 and July 2, 2021
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021

Revenues
Revenues before reimbursements	$118,218	$112,468	$236,088	$222,047
Reimbursements	12,063	7,409	22,671	14,311

Revenues	130,281	119,877	258,759	236,358

Operating expenses
Compensation and related expenses	58,446	71,815	127,203	146,353
Other operating expenses	8,755	8,121	16,920	15,831
Reimbursable expenses	12,063	7,409	22,671	14,311
General and administrative expenses	5,740	3,160	9,971	6,433

	85,004	90,505	176,765	182,928

Operating income	45,277	29,372	81,994	53,430

Other income
Interest income, net	175	12	196	41
Miscellaneous income (expense), net	(10,020)	5,283	(13,951)	11,322
	(9,845)	5,295	(13,755)	11,363

Income before income taxes	35,432	34,667	68,239	64,793

Income taxes	9,677	9,267	12,875	8,545

Net income	$25,755	$25,400	$55,364	$56,248

Net income per share:
Basic	$0.50	$0.48	$1.06	$1.07
Diluted	$0.49	$0.48	$1.05	$1.06

Shares used in per share computations:
Basic	51,890	52,637	52,154	52,587
Diluted	52,394	53,285	52,725	53,313

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 1, 2022 and December 31, 2021
(unaudited)
(in thousands)

	July 1,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$165,619	$297,687
Accounts receivable, net	161,774	139,861
Prepaid expenses and other assets	15,141	15,214
Total current assets	342,534	452,762
Property, equipment and leasehold improvements, net	63,921	59,971
Operating lease right-of-use asset	16,139	14,370
Goodwill	8,607	8,607
Other assets	135,503	148,029
	$566,704	$683,739

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,668	$24,504
Accrued payroll and employee benefits	80,603	103,552
Deferred revenues	15,225	19,762
Operating lease liability	5,038	5,164
Total current liabilities	127,534	152,982
Other liabilities	90,193	103,885
Operating lease liability	11,483	9,807
Total liabilities	229,210	266,674

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	296,098	281,419
Accumulated other comprehensive loss	(3,643)	(1,983)
Retained earnings	506,605	478,370
Treasury stock, at cost	(461,632)	(340,807)
Total stockholders' equity	337,494	417,065
	$566,704	$683,739

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Three and Six Months Ended July 1, 2022 and July 2, 2021
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2022	2021	2022	2021

Net Income	$25,755	$25,400	$55,364	$56,248

Add back (subtract):

Income taxes	9,677	9,267	12,875	8,545
Interest income, net	(175)	(12)	(196)	(41)
Depreciation and amortization	1,812	1,642	3,501	3,298

EBITDA (1)	37,069	36,297	71,544	68,050

Stock-based compensation	4,597	4,592	11,467	10,874

EBITDAS (1)	$41,666	$40,889	$83,011	$78,924

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.